ARTICLES OF AMENDMENT

FIRST:            Acacia Capital  Corporation (the  "Corporation") is a Maryland
corporation whose mailing address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814.

SECOND: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

THIRD:            In accordance  with Section  2-605(a)(4)  of the  Corporations and Associations Article of the Laws of the State of Maryland, the Corporation does hereby change the name of the Corporation and its series as shown below, effective January 1, 1998:

         Old Corporate Name: Acacia Capital Corporation

         New Corporate Name: Calvert Variable Series, Inc.

Old Series Names                        New Series Names

CRI Balanced Portfolio                  Calvert Social Balanced
CRI Money Market Portfolio              Calvert Social Money Market
CRI Global Equity Portfolio             Calvert Social International Equity
CRI Capital Accumulation Portfolio      Calvert Social Mid-Cap Growth
CRI Strategic Growth Portfolio          Calvert Social Small-Cap Growth


FOURTH: A majority of the entire Board of Directors expressly approved the amendment to change the names above.

FIFTH:            This amendment is limited to a change  expressly  permitted to be made without action by the stockholders, under Section 2-605 of the Corporations and Associations Article of the Laws of the State of Maryland.


         IN  WITNESS  WHEREOF,  Acacia  Capital  Corporation  has  caused  these
Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board of Directors on this 18th day of December, 1997. Under penalties of perjury, the matters and facts set forth herein are true in all material respects.

         Acacia Capital Corporation

         Acknowledgment:_____________________
         Barbara J. Krumsiek
         Chairman of the Board of Directors

         ATTEST:____________________________
         William M. Tartikoff
         Secretary